Exhibit 5.1

October 22, 2004

The Newark Group, Inc.

20 Jackson Drive

Cranford, New Jersey 07016

Re: Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel to The Newark Group, Inc., a New Jersey corporation (the “Company”) in connection with the proposed offer by the Company to exchange $175,000,000 aggregate principal amount of its 9 3/4% Senior Subordinated Exchange Notes due March 15, 2014 (the “New Notes”) for all of its outstanding 9 3/4% Senior Subordinated Notes due March 15, 2014 (the “Old Notes”). Capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Company’s Registration Statement on Form S-4 (the “Registration Statement”), as filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the New Notes.

For purposes of rendering this opinion, we have examined and, with your consent, have relied without independent investigation or verification upon the accuracy and completeness of the facts, information, covenants, and representations contained in originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement and such other documents as we considered relevant to our analysis. In our examination of documents, we have assumed the authenticity of original documents, the conformity to original documents of all documents submitted to us as certified or photostatic copies, the genuineness of signatures, and the legal capacity of signatories. In rendering our opinion, we have assumed, with your consent, and our opinion is conditioned on, among other things, the initial and continuing accuracy of the facts, information, covenants, and representations set forth in the documents referred to above.

Based upon and subject to the foregoing and the limitations and qualifications contained herein, we are of the opinion that the New Notes have been duly authorized and, when the Registration Statement has become effective and the New Notes have been duly executed, authenticated, issued and delivered in accordance with the terms of the Registration Rights Agreement, dated March 12, 2004, among the Company, Wachovia Capital Markets, LLC, J.P. Morgan Securities Inc., Fleet Securities, Inc. and PNC Capital Markets, Inc. (the “Registration Rights Agreement”) and the Indenture, dated as of March 12, 2004, between the Company and The Bank of New York (the “Indenture”), such New Notes will be validly issued and will constitute the valid and legally binding obligations of the Company.

The Newark Group, Inc.	October 22, 2004

In connection with our opinion above, we have assumed that at or prior to the time of delivery of the New Notes, the authorization of the New Notes will be applicable to each New Note, will not be modified or rescinded and there will not have occurred any change in the law affecting the validity or enforceability of such New Notes. We have also assumed that the issuance and delivery of the New Notes will not, at or prior to the time of delivery of the New Notes, violate any applicable law and will not, at or prior to the time of delivery of the New Notes, result in a violation of any provision of any instrument of agreement then binding on the Company, or any restriction imposed by any court or governmental body having jurisdiction over the Company.

Our opinion as contained herein is subject to the following:

(a) We express no opinion as to (i) the effect of any bankruptcy, insolvency, reorganization, arrangement, fraudulent conveyance, moratorium or other similar laws relating to or affecting the rights of creditors generally including, without limitation, laws relating to fraudulent transfers or conveyances and preferences, (ii) rights to indemnification and contribution contained in the New Notes, the Indenture or the Registration Rights Agreement, which may be limited by applicable law or equitable principles, or (iii) the effect of general principles of equity including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, and the possible unavailability of specific performance, injunctive relief or other equitable relief, and limitations on rights of acceleration regardless of whether considered in a proceeding in equity or at law.

(b) To the extent that the obligations of the Company under the Indenture may be dependent upon such matters, we assume for purposes of this opinion that the Trustee under the Indenture has been duly organized, is validly existing and is in good standing under the laws of its jurisdiction of organization; that the Trustee is duly qualified to engage in the activities contemplated by the Indenture; that the Indenture has been duly authorized, executed and delivered by the Trustee and constitutes a legally valid, binding and enforceable obligation of the Trustee enforceable against the Trustee in accordance with its terms; that the Trustee is in compliance, generally and with respect to acting as trustee under the Indenture, with all applicable laws and regulations; and that the Trustee has the requisite organizational and legal power and authority to perform its obligations under the Indenture.

We are members of the Bar of the States of New Jersey and New York, and we express no opinion as to the laws of any jurisdiction except the laws of the States of New Jersey and New York and the United States of America.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement and the Prospectus included therein. In giving such consent, we do not thereby admit

The Newark Group, Inc.	October 22, 2004

that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/    LOWENSTEIN SANDLER PC

LOWENSTEIN SANDLER PC